Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266287

PROSPECTUS SUPPLEMENT NO. 6
(to Prospectus dated August 12, 2022)

Jushi Holdings Inc.
This prospectus supplement is being filed to update, amend and supplement the information contained in the prospectus dated August 12, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-266287). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Subordinate Voting Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “JUSH” and quoted on the OTCQX Best Market under the symbol “JUSHF.” The last reported sale price of our Subordinate Voting Shares on the CSE on December 14, 2022 was C$1.70 per share and on the OTCQX Best Market on December 14, 2022 was $1.26 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 15, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 9, 2022
Date of Report (date of earliest event reported)
___________________________________
JUSHI HOLDINGS INC.
(Exact name of registrant as specified in its charter)
___________________________________

British Columbia (State or other jurisdiction of incorporation or organization)	000-56468 (Commission File Number)	98-1547061 (I.R.S. Employer Identification Number)
301 Yamato Road, Suite 3250 Boca Raton, FL 33431
(Address of principal executive offices and zip code)
(561) 617-9100
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously announced in the Current Report on Form 8-K filed by Jushi Holdings Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on December 8, 2022, the Company closed a tranche of a private placement (“Offering”) and issued approximately $69 million aggregate principal amount of 12% second lien notes (“Notes”) and detached four-year warrants to purchase up to approximately 16 million of the Company’s subordinate voting shares at an exercise price of $2.086 (“Warrants”). On December 9, 2022 (the “Second Tranche Closing Date”), the Company closed on a second tranche of the Offering for an additional aggregate principal amount of $3 million of Notes and 719,080 Warrants purchased by James A. Cacioppo, the Company’s Chief Executive Officer, Chairman and Founder. Mr. Cacioppo was not involved in pricing or setting the terms of the Offering. An additional $1.5m in binding subscription agreements and funding has been received and is pending closing.
Item 3.02 Unregistered Sales of Equity Securities.
The information contained in Item 2.03 of this Current Report on Form 8-K with respect to the Warrants is incorporated into this Item 3.02.
As described in Item 2.03, on the Second Tranche Closing Date, the Company issued Warrants to Mr. Cacioppo to purchase up to 719,080 of the Company’s subordinate voting shares. The Warrants were not registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder. Mr. Cacioppo is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated December 9, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUSHI HOLDINGS INC.
Date:	December 15, 2022	By:	/s/ Jon Barack
Jon Barack
President and Interim Chief Financial Officer

301 Yamato Road
Suite 3250
Boca Raton, FL 33431
EXHIBIT 99.1

Jushi Holdings Inc. Announces Second Closing of Debt Financing with an Additional US$3 Million of Proceeds for a Total of US$72 Million
An Additional US$2 Million in Subscriptions Pending Close
Secures US$10 Million Funding Commitment from XS Financial and US$1.9 Million Drawdown on Arlington Real Estate Mortgage Facility

Boca Raton, Florida – December 12, 2022 – Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, today announced the second closing of its previously announced private offering (the “Offering”) of 12% second lien notes (“Notes”) and detached warrants to purchase the Company’s subordinate voting shares at an exercise price of US$2.086 (the “Warrants”). To date, Jushi has closed on an additional US$3 million for a total of US$72 million in gross cash proceeds, and issued US$72 million aggregate principal amount of Notes and approximately 17 million of warrants to investors in the Notes.

The Notes will mature on December 7, 2026, will bear interest of 12.0% per annum, payable in cash quarterly, and will be guaranteed by certain of the Company’s direct and indirect domestic subsidiaries and secured by second priority liens on certain assets of the Company and certain of the Company’s direct and indirect domestic subsidiaries. In connection with the Offering, the purchasers of the Notes also received four-year Warrants at 50% coverage with an expiry date of December 7, 2026, at an exercise price per share equal to US$2.086.

The offering and sale of the Notes and Warrants have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Entities affiliated with Jim Cacioppo, Jushi’s Chief Executive Officer, Chairman and Founder, subscribed for US$3.0 million of the Notes, and Denis Arsenault, a significant stockholder of the Company, subscribed for US$14.4 million of the Notes. None of the aforementioned subscribers were involved in pricing or setting the terms of the Offering.

Additional Financing Secured

Jushi entered into an equipment lease financing facility with XS Financial (OTCQB:XSHLF) (CSE:XSF), together with a related equipment funding commitment of up to US$10 million valid through August 2, 2023 subject to the terms and conditions of such facility agreement. Within that commitment and pursuant to such facility agreement, the Company expects to conduct approximately US$2.0 million in sale-leasebacks of certain Company-owned equipment, subject to customary closing conditions. Further, the Company also plans to draw down an additional US$1.9 million on an Arlington, Virginia real estate mortgage facility in the first quarter of 2023.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. In the United States, Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem.

Forward-Looking Information and Statements
This press release contains certain "forward-looking information" within the meaning of applicable Canadian securities legislation as well as statements that may constitute "forward-looking statements" within the meaning of within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, contained in this press release, including statements regarding the Offering of the Notes and Warrants and use of proceeds, are forward-looking statements. These forward-looking statements are based on Jushi’s current expectations and beliefs concerning future developments and their potential effects. As a result, actual results could differ materially from those expressed by such forward-looking statements and such statements should not be relied upon. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “is expected,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases or may contain statements that certain actions, events or results “may,” “could,” “would,” “might” or “will be taken,” “will continue,” “will occur” or “will be achieved”. The forward-looking information and forward-looking statements contained herein may include but are not limited to, information concerning the expectations regarding Jushi, or the ability of Jushi to successfully achieve business objectives, and expectations for other economic, business, and/or competitive factors. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks related to market conditions, the ability of Jushi to successfully and/or timely achieve business objectives, including with regulatory bodies, employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; changes in applicable laws; compliance with extensive government regulation, as well as other risks, uncertainties and other cautionary statements in the Company’s public filings with the United States Securities and Exchange Commission and on SEDAR at www.sedar.com. Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated, or expected.

Although the Company believes that the assumptions and factors used in preparing, and the expectations contained in, the forward-looking information and statements are reasonable, undue reliance should not be placed on such information and statements, and no assurance or guarantee can be given that such forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information and statements. The forward-looking information and forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws. All subsequent written and oral forward-looking information and statements attributable to the Company or persons acting on its behalf is expressly qualified in its entirety by this notice.

For further information, please contact:

Investor Relations
Michael Perlman
Executive Vice President of Investor Relations
Investors@jushico.com
(561) 281-0247

Media Contact
Ellen Mellody
MATTIO Communications
Ellen@Mattio.com
(570) 209-2947